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                         EMPLOYMENT SEVERANCE AGREEMENT

         THIS AGREEMENT, dated as of November 24, 1997, is by and between INFONAUTICS CORPORATION, a Pennsylvania corporation, which is a subsidiary of INFONAUTICS, INC. (INFONAUTICS, INC. and INFONAUTICS CORPORATION being collectively referred to in this Agreement as "Corporation"), and GERARD J. LEWIS, JR., an individual residing at 407 Shortridge Drive, Wynnewood, Pennsylvania 19096 ("Employee"). In consideration of the mutual promises contained herein, and specifically the Corporation's promise to pay Employee a lump-sum severance payment in accordance with the terms of this Agreement in the event Employee's employment is terminated without Cause (as defined below), which the Corporation had not previously agreed to do, Corporation and Employee, both intending to be legally bound, agree as follows:

         1.       Employment

                  The Corporation employs Employee as Vice President & General Counsel of the Corporation, and Employee hereby accepts such employment on the terms set forth in this Agreement.

         2.       Base Compensation

                  In consideration of the services rendered by Employee to the Corporation hereunder, the Corporation shall pay to Employee a base salary at the annual rate of $95,000 (ninety-five thousand dollars), payable semi-monthly or as otherwise agreed by the Corporation and Employee. Employee's performance and salary will be subject to periodic review.

         3.       Expenses

                  The Corporation shall reimburse Employee for all ordinary and necessary expenses reasonably incurred by him in carrying out his duties hereunder, upon presentation to the Corporation by Employee, from time to time, of an itemized account of such expenses together with such receipts and forms as are required pursuant to the Corporation's normal policies and practices.

         4.       Duties

                  During the term of his employment hereunder, Employee shall perform duties as customarily performed by a General Counsel subject to the discretion and control of the President of the Corporation. Employee shall devote his full time, energy, skill and best efforts to promote the business and affairs of the Corporation. Except as may otherwise be provided herein, Employee agrees that during his employment hereunder he will not be employed by, participate or engage in or be a part of in any manner, directly or indirectly, in the affairs of any other business enterprise or occupation without approval of the Corporation's Board of Directors.

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         5.       At-will Employment

                  (a) Employee's employment hereunder shall be "at will" and either party shall have the right to terminate this Agreement at any time, pursuant to the following terms and conditions:

                           (i) Termination by Employee. Employee shall have the right to terminate his employment hereunder by providing thirty (30) days' prior written notice to the President of the Corporation. Upon the effectiveness of such notice, this Agreement shall terminate except for the provisions that expressly survive termination.

                           (ii) Termination by Corporation. The Corporation shall have the right to terminate Employee's employment by the Corporation at any time, with or without Cause.

                                    (A) With Cause. In the event Corporation
                  terminates Employee's employment for "Cause," this Agreement shall terminate except for the provisions which expressly survive termination, and Employee shall vacate the offices of the Corporation. For purposes of this Agreement, "Cause" shall mean (a) dishonesty, misconduct, conviction of a crime involving moral turpitude, use of alcohol or drugs in such a manner or to an extent that job performance is impaired, drug abuse, violation of a rule of professional conduct, misappropriation of funds, disparagement of the Corporation (or its management or employees), or (b) failure of Employee to perform or observe any of the terms or provisions of this Agreement or to comply fully with the lawful directives of the Board of Directors of the Corporation or any other proper cause determined in good faith by the Board of Directors of the Corporation; provided, however, that Employee's conduct shall not constitute "Cause" within the meaning of (b) above unless and until (i) the Corporation shall have provided Employee with notice setting forth with specificity (A) the conduct deemed to constitute such "Cause," (B) reasonable action that would remedy the objectionable conduct, and (C) a reasonable time (not less than 15 days) within which Employee may take such remedial action, and (ii) Employee shall not have taken such specified remedial action within such specified reasonable time.


                                    (B) Without Cause. In the event Corporation
                  terminates Employee's employment without Cause, the Corporation shall pay to the Employee in a lump sum in cash within 30 days of the date of such termination an amount equal to the Employee's annual base salary (gross salary less any applicable withholdings) as of the termination date. Notwithstanding the foregoing, payments to be provided pursuant to this Section shall in all respects be conditioned upon (i) the prior receipt by the Corporation from Employee of a


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                  general release of all claims of any nature whatsoever which
                  Employee had, has or may have against the Corporation and related parties relating to his employment by the Corporation (other than his entitlement under any employee benefit plan or program sponsored by the Corporation in which he participated and under which he has accrued a benefit) or the termination thereof and (ii) continued compliance by Employee with the provisions of this Agreement that expressly survive termination.

                  (b) Excess Parachute Payments. Notwithstanding anything in this Agreement to the contrary, if it shall be determined that any payment or distribution by the Corporation to or for the benefit of Employee pursuant to the terms of this Agreement or otherwise (a "Payment") would constitute an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), as a result of a "Change of Control" of the Corporation as defined in Section 11 of the Corporation's 1996 Equity Compensation Plan and that it would be economically advantageous to the Corporation to reduce the Payment to avoid or reduce the taxation of excess parachute payments under Section 4999 of the Code, the aggregate present value of the amounts payable or distributable to or for the benefit of Employee pursuant to this Agreement (such payments or distributions pursuant to this Agreement are hereinafter referred to as "Agreement Payments") shall be reduced (but not below zero) to the Reduced Amount. The "Reduced Amount" shall be an amount expressed in present value which maximizes the aggregate present value of Agreement Payments without causing any Payment to be subject to taxation under
Section 4999 of the Code. For purposes of this Paragraph 5, present value shall be determined in accordance with Section 280G(d)(4) of the Code. The calculations under Paragraph 5(a) shall be made as follows:

                           (i) All determinations to be made under this
Paragraph 5(b) shall be made by the Corporation's independent public accounting firm (the "Accounting Firm"), which firm shall provide its determinations and any supporting calculations to the Corporation and Employee within 10 business days of the event that gives rise to the "excess parachute payment." Any such determination by the Accounting Firm shall be binding upon the Corporation and Employee. Employee shall in his sole discretion determine which and how much of the Agreement Payments shall be eliminated or reduced consistent with the requirements of this Paragraph 5(b). Within five business days after Employee's determination, the Corporation shall pay (or cause to be paid) or distribute (or cause to be distributed) to or for the benefit of Employee such amounts as are then due to Employee under this Agreement.

                           (ii) As a result of the uncertainty in the
application of Section 280G of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Agreement Payments will have been made by the Corporation which should not have been made ("Overpayment") or that additional Agreement Payments which have not been made by the Corporation could have been made ("Underpayment"), in each case, consistent with the calculations required to be made hereunder. Within two years after the event that gives rise to the "excess parachute payment," the Accounting Firm shall review the determination made by it


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pursuant to the preceding paragraph. If the Accounting Firm determines that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to Employee which Employee shall repay to the Corporation, together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code (the "Federal Rate"); provided, however, that no amount shall be payable by Employee to the Corporation if and to the extent such payment would not reduce the amount which is subject to taxation under
Section 4999 of the Code. In the event that the Accounting Firm determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Corporation to or for the benefit of Employee, together with interest at the Federal Rate.

                           (iii) All of the fees and expenses of the
Accounting Firm in performing the determinations referred to in Paragraphs 5(b)(i) and 5(b)(ii) above shall be borne solely by the Corporation. The Corporation agrees to indemnify and hold harmless the Accounting Firm from any and all claims, damages and expenses resulting from or relating to its determinations pursuant to Paragraphs 5(b)(i) and 5(b) (ii) above, except for claims, damages or expenses resulting from the gross negligence or willful misconduct of the Accounting Firm.

                           (iv) The limitations of this Paragraph 5(b) shall
only apply if payments under this Agreement are subject to Section 280G at the time of the Change of Control.

                  (c) This Agreement and all of Employee's rights hereunder shall terminate upon the death of Employee, and neither Employee nor his estate shall have any further rights hereunder, except for any unpaid compensation, unpaid benefits (including but not limited to unpaid vacation, if any) and expense reimbursements through the date of death and except to the extent otherwise provided in any applicable welfare or benefit plan of the Corporation in which Employee is a participant at the date of death.

                  (d) Following termination of this Agreement, neither the Corporation nor Employee shall direct any disparaging statements against the other party.

         6.   Benefits; Vacation

                  The Corporation shall provide and Employee shall be entitled to participate in all benefit plans and programs generally available to the officers of the Corporation upon their adoption and implementation. It is the Corporation's intention, but not its obligation, to adopt and make available to Employee a stock option or similar plan or plans relating to the Corporation or an affiliate of Corporation, all on such terms and with such conditions and restrictions as may be determined by the Board of Directors of the Corporation in its sole discretion. Employee shall be entitled to vacation in accordance with the Corporation's policies, to be scheduled after consultation with and as approved by the President of the Corporation.

         7.   Notices


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                  All notices and other communication which are required or
permitted hereunder shall be given in writing and either delivered by hand or mailed by certified mail, return receipt requested, postage prepaid, as follows or to such other address as a party may specify in a written notice given hereunder:

                                    (a)  If to Employee, to:

                                    Gerard J. Lewis, Jr.
                                    407 Shortridge Drive
                                    Wynnewood, PA 19096

                                    with a required copy to:

                                    Robin Sheldon, Esquire
                                    Reed Smith Shaw & McClay LLP
                                    2500 One Liberty Place
                                    1650 Market Street
                                    Philadelphia, PA 19103-7301

                                    (b)  If to the Corporation, to:

                                    Ronald A. Berg
                                    Infonautics Corporation
                                    900 West Valley Road, Suite 1000
                                    Wayne, PA  19087

                                    with a required copy to:

                                    David R. King, Esquire
                                    Morgan, Lewis & Bockius LLP
                                    2000 One Logan Square
                                    Philadelphia, PA  19103

A notice shall be effective upon receipt, or if delivery is refused, an the third business day after the attempted delivery.

         8.   Miscellaneous

                  (a) This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the successors and assigns of Corporation and the heirs, estate, personal representatives and beneficiaries of Employee. The rights, obligations and duties of the Employee hereunder shall be personal and are not assignable or delegable by him in any manner whatsoever.


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                  (b) This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof, supersedes all prior discussions, promises, and representations between the parties, and shall not be modified, terminated or any provisions waived orally, including this clause.

                  (c) No failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy hereunder shall preclude any other or further exercise of the same or any other right, power or remedy.

                  (d) The headings of the paragraphs of this Agreement have been inserted for convenience of reference only and shall not constitute a part of this Agreement.

                  (e) This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, notwithstanding choice of law principles, applicable to contracts made and to be performed solely therein, and each party consents to the exclusive jurisdiction and venue of the state and Federal courts of Pennsylvania to resolve any disputes between the parties.

                  IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

INFONAUTICS CORPORATION                                EMPLOYEE:




By: /s/ Ronald A. Berg                                 /s/ Gerard J. Lewis, Jr.
------------------------------------                   ------------------------
    Name:  Ronald A. Berg                              Gerard J. Lewis, Jr.
    Title: Vice President - Finance
           and Administration


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